BEARTOOTH PLATINUM CORPORATION Suite 910, 885 Dunsmuir Street Vancouver, British Columbia Canada V6C 1N5

PRESS RELEASE

FOR IMMEDIATE RELEASE	December 9, 2003

Beartooth Platinum Announces Strategic And Corporate Restructuring

Beartooth Platinum Corporation (TSX.V: BTP) is pleased to announce that it has entered into an agreement with a group of investors for a non-brokered private placement of 10,000,000 Units at a price of $0.10 per Unit for gross proceeds of $1,000,000. The investors are led by Forbes & Manhattan, Inc. (the "Investors").

Each Unit will consist of one Common Share and one Common Share purchase warrant ("Warrant"). Each Warrant will entitle the holder to acquire one Common Share for a period of two years from the date of issuance at a price of $0.12.

The proceeds will be used by Beartooth for exploration purposes as well as for general corporate purposes.

The transaction is subject to legal and technical due diligence and the Investors have until January 15, 2004 to complete the due diligence. The transaction is scheduled to close on or about January 31, 2004. Upon closing, the current officers and directors of Beartooth will resign with the exception of John Andrews. The new Board of Directors is expected to consist of five members and will include Gerald P. McCarvill, Stan Bharti, President of Forbes & Manhattan, Inc., John Andrews, William Pearson and Keith Minty. A new management team will be appointed by the new Board of Directors upon closing of the transaction.

Mr. Ted Tomasovich, Beartooth’s current President, will be retained to act as a consultant for Beartooth, assisting with the Company’s exploration program for gold in Idaho and Platinum Group Metals (PGM) in the Stillwater Complex of Montana, USA. Pursuant to the restructuring, Mr. Tomasovich has arranged to sell up to 9,285,800 shares and 2,037,268 warrants of Beartooth to the Investors.

The Company's core asset is a significant land holding of over 14,000 acres in the Stillwater Complex of Montana. Within this land package are several advanced stage exploration targets and numerous untested PGM zones.

Completion of the transaction is subject to final approval of the Board of Directors of Beartooth and the approval of the TSX Venture Exchange.

The Company’s website is www.beartoothplatinum.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Ted Tomasovich	Tel: (818) 879-4610
Beartooth Platinum Corp	Email: ted@beartoothplatinum.com